EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

November 4, 2011

USEC Reports Third Quarter 2011 Results

•	Gross profit of $26.9 million in third quarter; net loss of $6.9 million after advanced technology expense of $26.0 million
•	Cash flow from operations generate $107.2 million through September 30, 2011; cash balance of $117.9 million
•	2011 financial guidance updated; $1.7 billion revenue expected
•	Conference call delayed pending greater certainty on path for American Centrifuge project

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $6.9 million or 6 cents per share for the quarter ended September 30, 2011, compared to net income of $1.0 million or 1 cent per basic and diluted share for the third quarter of 2010. For the nine-month period ended September 30, 2011, USEC reported a loss of $44.7 million or 37 cents per share compared to a loss of $1.5 million or 1 cent per share in the same period of 2010.

The financial results for the quarter and nine-month period ended September 30, 2011, reflect lower sales volume and a decline in the gross profit margin compared to 2010, but in line with USEC’s 2011 financial guidance. Advanced technology costs associated with the American Centrifuge project were higher in the nine months compared to the same period in 2010, when project costs were partially offset by income from a technology cost-sharing program with the Department of Energy (DOE).

“Our results are in line with the outlook provided to investors. Our profit margin is being squeezed by higher production and purchase costs that have exceeded the increase in average prices billed to customers,” said John K. Welch, USEC president and chief executive officer.  “Those higher and volatile costs are a key reason why we have been intently focused on deploying the American Centrifuge technology.

“Electricity accounts for about 70 percent of production costs at the Paducah plant. Our power contract with the Tennessee Valley Authority expires May 31, 2012 and we are having discussions with TVA as well as other power providers as we consider electricity purchases beyond that time.  Lower power costs, a depleted uranium tails re-enrichment program with DOE and a solid book of future enrichment contracts will be required to keep our Paducah plant economic and support a decision to extend operations beyond May 2012. We expect to make a decision on whether to extend Paducah operations in the next few months,” he said.

“As indicated in our recent news releases, we are currently in discussions with DOE concerning a Research, Development and Demonstration (RD&D) program to reduce the technology and financial risk of commercializing the American Centrifuge technology,” Welch said. “We believe that this RD&D program is a good way to further de-risk the project and move forward toward building the commercial plant and obtain value from the investments that have been made to date.  However, we have not yet finalized an agreement and obtained funding for such a program and so we are currently evaluating our options regarding the American Centrifuge project, including whether to further reduce spending and begin demobilizing the project.

“Given all this uncertainty and the fluidity of discussions with DOE and potential Company decisions that could be made, we wanted to share our third quarter results with investors but postpone holding the investor conference call until we have greater certainty and can have a meaningful conversation with analysts and investors regarding the path forward for the American Centrifuge project.”

Additional information can be found in our quarterly report on Form 10-Q filed today with the Securities and Exchange Commission, which is available on our website at www.usec.com.

Revenue

Revenue for the third quarter was $374.5 million, a decrease of $190.1 million compared to the same quarter of 2010. Revenue from the sale of separative work units (SWU) for the quarter was $297.9 million, a decrease of $106.3 million compared to the same period last year. The volume of SWU sales declined 31 percent in the quarter and 11 percent in the nine-month period, compared to the corresponding periods in 2010, reflecting the variability in timing of utility customer orders. For the nine-month period, revenue was $1,209.4 million compared to $1,369.0 million in 2010, a decrease of 12 percent. Revenue from SWU was $936.7 million, a decrease of 6 percent over the same period in 2010. The average price billed to customers increased 7 percent in the quarter and 5 percent in the nine-month period, reflecting the specific contracts under which SWU were sold during the periods as well as the general trend of higher prices under contracts signed in recent years.

Revenue from the sale of uranium in the third quarter was $21.3 million, a decrease of 73 percent from the same quarter last year. The quarterly results reflect a 79 percent decrease in uranium volume sold but average prices that were 26 percent higher compared to the 2010 period due to a decline in uranium inventory available for sale and the mix and timing of uranium contracts. Uranium revenue in the nine-month period was $103.1 million, a decrease of 37 percent reflecting a 52 percent decrease in volume sold and 30 percent higher prices billed to customers.

Revenues from our contract services segment in the third quarter and nine-month period ended September 30, 2011 were $55.3 million and $169.6 million, a decrease of 32 percent and 16 percent, respectively, compared to the corresponding periods of 2010. These declines reflect reduced site services at Portsmouth as work was transferred to the new decontamination and decommissioning (D&D) contractor as well as fee recognition on certain contracts in the first quarter of 2010. Revenues by our subsidiary NAC International increased $8.0 million in the three-month period and $18.7 million in the nine-month period primarily as a result of increased sales of dry cask storage systems.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.  At September 30, 2011, deferred revenue totaled $166.1 million, an increase of $7.6 million from June 30, 2011. The gross profit associated with deferred revenue as of September 30, 2011, was $6.3 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Other Income and Expenses

Cost of sales for the quarter and nine-month period ended September 30, 2011, for SWU and uranium was $298.5 million and $974.3 million, a decrease of 34 percent and 10 percent, respectively, compared to the corresponding periods in 2010. The lower cost of sales was due to lower sales volume, partially offset by higher unit costs. Cost of sales per SWU was 7 percent higher in the quarter and 8 percent higher in the nine-month period compared to the corresponding periods of 2010. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

Production costs declined $1.0 million or 1 percent and $51.2 million or 8 percent in the quarter and nine-month periods, respectively, as production volume declined 15 percent in the nine-month period to more closely match anticipated sales for the year. The unit production cost increased 7 percent in the nine-month period compared to the corresponding period in 2010.  Under our power contract with the Tennessee Valley Authority, beginning September 1, 2010, the power that we purchase from TVA during the non-summer months (September – May) was reduced from 2,000 megawatts to 1,650 megawatts. As a result, megawatt hours purchased declined 16 percent in the nine-month period. The average cost per megawatt hour increased 5 percent in the nine-month period. The higher prices reflect higher TVA fuel cost adjustments as well as the fixed, annual increase in the TVA contract price, partially offset by supplemental power purchases in the summer months at lower market-based prices than the prior year. In addition, we expect to purchase approximately 5.5 million SWU under the Megatons to Megawatts program in 2011.  Purchase costs increased $14.3 million in the nine-month period reflecting a 3 percent increase in unit purchase costs.

Cost of sales for contract services was $49.1 million in the third quarter, a decrease of $26.1 million or 35 percent over the same period last year, reflecting a decreasing level of contract services work at the Portsmouth site, partially offset by higher costs associated with increased sales by NAC. In the nine-month period of 2011, cost of sales for contract services was $161.1 million, a decrease of $21.9 million or 12 percent, reflecting reduced contract services work at Portsmouth and curtailment charges of $5.1 million for the pension plan and postretirement benefit plans in connection with the transition of Portsmouth site contract service workers to the new D&D contractor, partially offset by increased sales by NAC.

On September 30, 2011, we completed the transition of Portsmouth site facilities to the D&D contractor. We continue to lease facilities used for the American Centrifuge Plant (ACP) and administrative purposes. DOE has agreed to provide infrastructure services in support of the construction and operation of the ACP.

The gross profit for the third quarter was $26.9 million, a decrease of $11.1 million or 29 percent over the same quarter in 2010. In the nine-month period, the gross profit was $74.0 million, a decrease of $34.8 million or 32 percent compared to the same period last year. The gross profit margin for the 2011 periods was 7.2 percent in the three-month and 6.1 percent in the nine-month period.  Gross profit for the LEU segment in both 2011 periods was lower due to lower volume.

Selling, general and administrative expenses in the nine-month period were $47.8 million, an increase of $4.4 million over the same period in 2010, primarily due to higher salary and employee benefit costs in 2011, higher consulting costs and increased director compensation related to two additional directors in 2011. The 2010 expense reflected a favorable lease adjustment of $0.5 million.

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $26.0 million in the quarter compared to $28.6 million in the third quarter of 2010.  For the nine-month period of 2011, advanced technology expense was $86.2 million, compared to $80.3 million in the corresponding period last year. In the second quarter of 2011, USEC expensed $9.6 million of previously capitalized construction work in progress costs relating to a number of centrifuge machines and associated capitalized interest costs. Advanced technology expense includes expenses by NAC to develop its MAGNASTOR® storage and transportation technology of $1.1 million during the nine-month period of 2011 compared to $1.7 million in the same period of 2010.

Cash Flow

At September 30, 2011, USEC had a cash balance of $117.9 million compared to $340.2 million at June 30, 2011 and $151.0 million at December 31, 2010. Cash flow provided by operations in the nine-month period of 2011 was $107.2 million, compared to cash flow provided by operations of $30.0 million in the same period of 2010.  The decline in accounts receivable provided cash of $85.1 million in the nine months ended September 30, 2011. Net inventories increased $71.6 million in the nine-month period, representing higher power costs and lower 2011 volume. Payables under the Russian Contract increased $83.6 million in the nine months ended September 30, 2011, due to the timing of deliveries, representing additions to inventory that did not require a cash outlay. Capital expenditures, primarily related to the ACP including prepayments to suppliers for services not yet performed, totaled $130.3 million during the 2011 nine-month period compared to $123.0 million in the same period last year.

2011 Outlook Update

USEC is providing an update to our 2011 financial guidance. We expect revenue for the full year to be approximately $1.7 billion, unchanged from our initial guidance.  Within that total revenue, we expect SWU revenue to be approximately $1.4 billion and uranium revenue to be approximately $135 million. Our projection for SWU volume sold has declined by 1 percent from earlier guidance and is expected to be 10 percent less in 2011 compared to 2010. We continue to expect at least a 3 percent increase in the average SWU price billed to customers. The contract services segment, which includes the closeout of work for DOE at the former Portsmouth Gaseous Diffusion Plant, is now expected to have revenue of approximately $200 million or $50 million more than our initial guidance. The higher revenue reflects additional services provided by USEC as the decontamination and decommissioning project at Portsmouth was handed over to a DOE contractor and additional sales of dry storage systems by our subsidiary, NAC International.

We produce approximately half of our SWU supply and purchase half from Russia under the Megatons to Megawatts program.  Electric power continues to be the largest production cost component. Under the terms of our contract with TVA, we are buying less electricity in 2011 than in 2010. We also ramped down power purchases to our summer operations level earlier than in previous years. The resulting reduction in power purchases will lower our cost of sales, partially offset by higher than expected fuel cost adjustments paid to TVA.  The purchase price paid to Russia in 2011 is 3 percent higher than in 2010. As customer orders firm for deliveries in the final quarter of 2011, we expect the gross profit margin for 2011 to be in a range of 5 to 6 percent.

Below the gross profit line, we expect our selling, general and administrative expense to be approximately $60 million. Our spending on the American Centrifuge in 2011 has been incrementally allocated as we continue to evaluate our spending plan and our path toward a DOE loan guarantee commitment or other funding for the project. During the fourth quarter of 2011, our spending on ACP beyond amounts already spent or committed to date will be dependent on our expectations regarding the success and timing of any cooperative agreement with DOE to provide for immediate funding under the RD&D program currently being discussed with DOE. We expect to expense costs under any cooperative agreement as incurred. If we are unable to reach agreement with DOE regarding the RD&D program, or as part of any scoping phase, we expect to evaluate the continued capitalization of existing ACP assets. The project has a significant effect on net income and cash flow, and due to the ongoing uncertainty, USEC is not providing guidance on net income or cash flow at this time. Taking into account spending on the project to date and our anticipated gross profit margin, we expect to report a net loss in 2011. We do, however, expect our current enrichment operations to generate positive cash flow from operations for the year 2011.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment;

•	Actions by DOE regarding financing of the American Centrifuge and supporting its continued development, including the potential for any cooperative agreement;

•	Ongoing review and evaluation of the value of capitalized costs that are part of ACP construction that could be charged to expense; and

•	The timing of recognition of previously deferred revenue.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; the outcome of ongoing discussions with DOE regarding the RD&D program, including uncertainty regarding the timing, amount and availability of funding for such RD&D program and the dependency of government funding on Congressional appropriations and the potential for us to make a decision at any time to further reduce spending and demobilize the project based on the timing and likelihood of an agreement with DOE and any government funding; the impact of any conditions that are placed on us or on the American Centrifuge project in connection with or as a condition to the RD&D program or other funding, including a restructuring of our role and investment in the project; the potential for a decision to demobilize  the project in the near term and the impact of such a decision on our business and prospects; limitations on our ability to provide any required cost sharing under the RD&D program; the ultimate success of efforts to obtain a DOE loan guarantee for the American Centrifuge project, including the ability through the RD&D program or otherwise to address the concerns raised by DOE with respect to the financial and project execution depth of the project, and the timing and terms thereof; our ability to reach agreement with DOE on acceptable terms of a conditional commitment, including the timing of any decision and the determination of credit subsidy cost, and our ability to meet all required conditions to funding; our ability to obtain additional financing beyond the $2 billion of DOE loan guarantee funding for which we have applied, including our success in obtaining Japanese export credit agency financing of $1 billion; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and potential impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the outcome of any discussions with DOE regarding modifications needed to the remaining milestones under the June 2002 DOE-USEC Agreement and the potential for DOE to seek to exercise its remedies under such agreement; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including uncertainty regarding the potential participation of Toshiba and B&W in any potential project structure that may be required under the RD&D program, the failure to finalize any extension of the standstill agreement that expired on October 31, 2011 if an agreement is not reached between USEC and DOE on a framework for the RD&D program and the potential for immediate termination of the securities purchase agreement governing their investments; certain restrictions that may be placed on our business as a result of the transactions with Toshiba and B&W; our ability to achieve the benefits of any strategic relationships with Toshiba and B&W; our ability to extend, renew or replace our credit facility that matures on May 31, 2012; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; the economics of extended Paducah plant operations beyond May 2012, including our ability to negotiate an acceptable power arrangement, our ability to obtain a contract to enrich DOE’s depleted uranium and sufficient market demand for the remaining output; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) and on a single production facility and the potential for us to cease being a producer of LEU in the event of a decision to shut down Paducah operations; risks related to the implementing agreements needed for our new supply contract with TENEX to become effective; limitations on our ability to import the Russian LEU we buy under the new supply contract into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government, risks related to delays in payment for our contract services work performed for DOE; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of the March 2011 disaster in Fukushima on the nuclear industry and on our business, results of operations and prospects; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact of a potential impairment of these assets on our results of operations and our deferred tax assets, including the potential for a valuation allowance; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contact:

Media: Paul Jacobson (301) 564-3399

Investors: Steve Wingfield (301) 564-3354

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Separative work units	$297.9	$404.2	$936.7	$1,001.8
Uranium	21.3	79.3	103.1	164.5
Contract services	55.3	81.1	169.6	202.7
Total Revenue	374.5	564.6	1,209.4	1,369.0
Cost of Sales:
Separative work units and uranium	298.5	451.4	974.3	1,077.2
Contract services	49.1	75.2	161.1	183.0
Total Cost of Sales	347.6	526.6	1,135.4	1,260.2
Gross profit	26.9	38.0	74.0	108.8
Advanced technology costs	26.0	28.6	86.2	80.3
Selling, general and administrative	15.6	14.0	47.8	43.4
Other (income)	-	(12.4)	(3.7)	(32.4)
Operating income (loss)	(14.7)	7.8	(56.3)	17.5
Preferred stock issuance costs	-	4.8	-	4.8
Interest expense	0.2	0.3	0.3	0.4
Interest (income)	(0.1)	(0.2)	(0.4)	(0.4)
Income (loss) before income taxes	(14.8)	2.9	(56.2)	12.7
Provision (benefit) for income taxes	(7.9)	1.9	(11.5)	14.2
Net income (loss)	$(6.9)	$1.0	$(44.7)	$(1.5)
Net income (loss) per share – basic	$(.06)	$.01	$(.37)	$(.01)
Net income (loss) per share – diluted	$(.06)	$.01	$(.37)	$(.01)
Weighted-average number of shares outstanding:
Basic	121.3	113.2	120.7	112.6
Diluted	121.3	166.4	120.7	112.6

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$117.9	$151.0
Accounts receivable, net	223.5	308.6
Inventories	1,721.5	1,522.5
Deferred income taxes	24.0	47.5
Deferred costs associated with deferred revenue	159.8	152.9
Other current assets	88.0	71.6
Total Current Assets	2,334.7	2,254.1
Property, Plant and Equipment, net	1,321.4	1,231.4
Other Long-Term Assets
Deferred income taxes	222.1	204.5
Deposits for surety bonds	144.4	140.8
Deferred financing costs, net	12.8	10.6
Goodwill	6.8	6.8
Total Other Long-Term Assets	386.1	362.7
Total Assets	$4,042.2	$3,848.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$153.0	$172.4
Payables under Russian Contract	284.8	201.2
Inventories owed to customers and suppliers	843.2	715.8
Deferred revenue and advances from customers	192.1	179.1
Credit facility term loan	85.0	-
Total Current Liabilities	1,558.1	1,268.5
Long-Term Debt	530.0	660.0
Convertible Preferred Stock	85.9	78.2
Other Long-Term Liabilities
Depleted uranium disposition	139.7	125.4
Postretirement health and life benefit obligations	185.4	178.7
Pension benefit liabilities	143.0	145.4
Other liabilities	78.0	78.2
Total Other Long-Term Liabilities	546.1	527.7
Stockholders’ Equity	1,322.1	1,313.8
Total Liabilities and Stockholders’ Equity	$4,042.2	$3,848.2

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities
Net (loss)	$(44.7)	$(1.5)
Adjustments to reconcile net (loss) to net cash provided byoperating activities:
Depreciation and amortization	40.6	30.2
Deferred income taxes	2.2	31.9
Other non-cash income on release of disposal obligation	(0.6)	(32.4)
Preferred stock issuance costs and capitalized dividends paid-in-kind	7.7	5.6
Gain on extinguishment of convertible senior notes	(3.1)	-
Changes in operating assets and liabilities:
Accounts receivable – decrease (increase)	85.1	(36.6)
Inventories, net – (increase)	(71.6)	(53.9)
Payables under Russian Contract – increase	83.6	96.6
Deferred revenue, net of deferred costs – increase	6.5	4.1
Accrued depleted uranium disposition – increase (decrease)	14.3	(36.4)
Accounts payable and other liabilities – (decrease) increase	(0.1)	8.5
Other, net	(12.7)	13.9
Net Cash Provided by Operating Activities	107.2	30.0

Cash Flows Used in Investing Activities
Capital expenditures	(130.3)	(123.0)
Deposits for surety bonds – net (increase) decrease	(3.6)	48.1
Net Cash (Used in) Investing Activities	(133.9)	(74.9)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	-	38.3
Repayments under revolving credit facility	-	(38.3)
Proceeds from issuance of Series B-1 convertible preferred stock and warrants	-	75.0
Payments for deferred financing costs and preferred stock issuance costs	(4.7)	(13.2)
Common stock issued (purchased), net	(1.7)	(2.1)
Net Cash Provided by (Used in) Financing Activities	(6.4)	59.7
Net (Decrease) Increase	(33.1)	14.8
Cash and Cash Equivalents at Beginning of Period	151.0	131.3
Cash and Cash Equivalents at End of Period	$117.9	$146.1
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$-	$-
Income taxes paid, net of refunds	2.3	2.7